SUB-ITEM 77Q1(E)
          COPIES OF NEW OR AMENDED REGISTRANT INVESTMENT ADVISORY AGREEMENTS


A copy of the form of Investment Advisory Agreement between Registrant and AH Lisanti Capital Growth, LLC with respect to Adams Harkness Small Cap Growth Fund follows as Attachment 1.